UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — August 1, 2011 (July 27, 2011)

MDC PARTNERS INC.
(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue
New York, NY  10151
(Address of principal executive offices and zip code)

(646) 429-1803
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2011, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of MDC Partners Inc. (the “Company”) approved mid-year incentive and retention bonus payments for the Company’s executive officers in an aggregate amount equal to $3.35 million (the “Retention Program”).  A key purpose of the Retention Program is to ensure the retention of key employees through the payment of cash incentives that will remain subject to repayment upon resignation or termination for cause.

The incentive/retention payments will be made pursuant to letter agreements signed by the Company and each recipient, including the amounts to be paid to the Company’s named executive officers set forth in Exhibit 99.1. The incentive/retention awards vary in amount for each recipient and will be paid by the Company, net of applicable withholding taxes, on or prior to August 15, 2011.  If a recipient resigns his/her employment with the Company prior to July 31, 2014 or is terminated by the Company for “cause” prior to July 31, 2014, then such recipient shall be required to repay to the Company, on a net after-tax basis, a percentage of the retention bonus, determined according to the following schedule:

Repayment
Termination Date	Percentage
On or before December 31, 2011	100%
On or after January 1, 2012 and on or before June 30, 2012	75%
On or after July 1, 2012 and on or before December 31, 2012	50%
On or after January 1, 2013 and on or before December 31, 2013	25%
On or after January 1, 2014 and on or before July 31, 2014	10%

In addition, the Company has retained the right, in the reasonable discretion of the Committee, to require repayment of all or a portion of the net-after tax retention payments in the event that the Company does not achieve its full year financial performance target for 2011.

The foregoing description is qualified in its entirety by reference to the form of retention bonus letter agreement, which is filed herewith as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Incentive/Retention Payment letter agreement.
99.1	Schedule of payments to named executive officers.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: August 1, 2011	MDC Partners Inc.

	By:	/s/ David C. Ross
David C. Ross Associate General Counsel & Assistant Secretary